            SUBADVISORY AGREEMENT

            FRANKLIN GLOBAL TRUST

            (on behalf of Franklin International Smaller Companies Growth Fund)

            THIS SUBADVISORY AGREEMENT made as of the March 1, 2006 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called “Franklin Advisers”), and FRANKLIN TEMPLETON INSTITUTIONAL, LLC, a Delaware limited liability company (hereinafter called (“FT Institutional”).

            W I T N E S S E T H

            WHEREAS, Franklin Advisers and FT Institutional are each registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

            WHEREAS, Franklin Advisers has been retained to render investment advisory services to Franklin International Smaller Companies Growth Fund (the “Fund”), a series of FRANKLIN GLOBAL TRUST (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, Franklin Advisers desires to retain FT Institutional to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FT Institutional is interested in furnishing said services.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         Franklin Advisers hereby retains FT Institutional and FT Institutional hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

                        (a)        Subject to the overall policies, control, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of Franklin Advisers, FT Institutional will provide a continuous investment program for the Fund, including allocation of the Fund’s assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund.  So long as the Board and Franklin Advisers determine, on no less frequently than an annual basis, to grant the necessary delegated authority to FT Institutional, and subject to paragraph (b) below, FT Institutional will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund except that orders regarding U.S. domiciled securities and money market instruments may also be placed on behalf of the Fund by Franklin Advisers.

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                        (b)        In performing these services, FT Institutional shall adhere to the Fund’s investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by Franklin Advisers and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        (c)        Unless otherwise instructed by Franklin Advisers or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by Franklin Advisers or by the Board, FT Institutional shall report daily all transactions effected by FT Institutional on behalf of the Fund to Franklin Advisers and to other entities as reasonably directed by Franklin Advisers or the Board.

                        (d)        FT Institutional shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  FT Institutional shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

                        (e)        In carrying out its duties hereunder, FT Institutional shall comply with all reasonable instructions of the Fund or Franklin Advisers in connection therewith.  Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FT Institutional.

            2.         In performing the services described above, FT Institutional shall use its best efforts to obtain for the Fund the most favorable price and execution available.  Subject to prior authorization of appropriate policies and procedures by the Board, FT Institutional may, to the extent authorized by law and in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker.  To the extent authorized by applicable law, FT Institutional shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

            3.         (a)        FT Institutional shall, unless otherwise expressly provided and authorized, have no authority to act for or represent Franklin Advisers or the Fund in any way, or in any way be deemed an agent for Franklin Advisers or the Fund.

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                        (b)        It is understood that the services provided by FT Institutional are not to be deemed exclusive.  Franklin Advisers acknowledges that FT Institutional may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, (“Clients”) which may invest in the same type of securities as the Fund.  Franklin Advisers agrees that FT Institutional may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

            4.         FT Institutional agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            5.         Franklin Advisers has furnished or will furnish to FT Institutional as soon as available copies properly certified or authenticated of each of the following documents:

                        (a)        the Trust’s Certificate of Trust and Agreement and Declaration of Trust, as filed with the Secretary of State of the State of Delaware on September 26, 2000, and any other organizational documents and all amendments thereto or restatements thereof;

                        (b)        resolutions of the Trust’s Board of Trustees authorizing the appointment of FT Institutional and approving this Agreement;

                        (c)        the Trust’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

                        (d)        the Trust’s current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

                        (e)        the Fund’s most recent Prospectus and Statement of Additional Information; and

                        (f)         the Investment Advisory Agreement between the Fund and Franklin Advisers.

Franklin Advisers will furnish FT Institutional with copies of all amendments of or supplements to the foregoing documents.

            6.         FT Institutional will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FT Institutional may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

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            7.         (a)        Franklin Advisers shall pay a monthly fee in cash to FT Institutional of an annual fee rate of 0.5625% of the average daily net assets of the Fund, which fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by FT Institutional during the preceding month.  The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by Franklin Advisers relating to the previous month.

                        (b)        Franklin Advisers and FT Institutional shall share equally in any voluntary reduction or waiver by Franklin Advisers of the management fee due Franklin Advisers under the Investment Advisory Agreement between Franklin Advisers and the Fund.

                        (c)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

            8.         Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

            9.         (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FT Institutional, neither FT Institutional nor any of its directors, officers, employees or affiliates shall be subject to liability to Franklin Advisers or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)        Notwithstanding paragraph 9(a), to the extent that Franklin Advisers is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by FT Institutional pursuant to authority delegated as described in Paragraph 1(a), FT Institutional shall indemnify and save Franklin Advisers and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                        (c)        No provision of this Agreement shall be construed to protect any director or officer of Franklin Advisers or FT Institutional, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

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            10.       During the term of this Agreement, FT Institutional will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and Franklin Advisers will be responsible for all of their respective expenses and liabilities.

            11.       This Agreement shall be effective as of the date given above, and shall continue in effect for two years.  It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

            12.       This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to Franklin Advisers and FT Institutional, and by Franklin Advisers or FT Institutional upon sixty (60) days’ written notice to the other party.

            13.       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between Franklin Advisers and the Fund.

            14.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FT Institutional hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  FT Institutional further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

            15.       This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of Franklin Advisers and FT Institutional.

            16.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            17.       The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            18.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

            19.       FT Institutional acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust.  FT Institutional agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that FT Institutional shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:       ________________________

              Edward B. Jamieson

Title:       President

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By:       _______________________

               James R. Baio

Title:        Senior Vice President &

               Chief Financial Officer

Franklin International Smaller Companies Growth Fund hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.

FRANKLIN GLOBAL TRUST on behalf of

Franklin International Smaller Companies Growth Fund

By:       __________________________

               Karen L. Skidmore

Title:        Vice President & Assistant Secretary